UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2014

Global Cash Access Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

7250 S. Tenaya Way, Suite 100
Las Vegas, Nevada	89113
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last

report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On September 8, 2014, Global Cash Access Holdings, Inc., a Delaware corporation (“GCA”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among GCA, Movie Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of GCA (“Merger Sub”), and Multimedia Games Holding Company, Inc., a Texas corporation (“Multimedia Games”). The board of directors of each of GCA and Multimedia Games approved the Merger Agreement.

The Merger Agreement provides for the merger of Merger Sub with and into Multimedia Games (the “Merger”), with Multimedia Games surviving the Merger as a wholly owned subsidiary of GCA. In the Merger, each outstanding share of common stock, par value $0.01 per share, of Multimedia Games, other than shares held by Multimedia Games, GCA, Merger Sub or their respective subsidiaries, will be cancelled and converted into the right to receive $36.50 in cash, without interest (the “Merger Consideration”).

In addition, as of the effective time of the Merger:

•                  each outstanding option to purchase Multimedia Games common stock granted prior to September 8, 2014, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment equal to the number of shares of Multimedia Games common stock subject to such option multiplied by the excess of the Merger Consideration over the exercise price of such option;

•                  each outstanding equity-based award of Multimedia Games that is subject to performance-based conditions, whether vested or unvested, will be canceled in exchange for the right to receive a cash payment equal to the number of shares of Multimedia Games common stock subject to such performance share award (assuming achievement of the applicable performance-based conditions at the maximum level) multiplied by the Merger Consideration;

•                  each outstanding Multimedia Games restricted stock unit award (“RSU”) granted on or prior to September 8, 2014, whether vested or unvested, will be cancelled in exchange for the right to receive the Merger Consideration multiplied by the number of Multimedia Games shares subject to such RSU; and

•                  each option to purchase shares of Multimedia Games common stock granted after September 8, 2014, will be converted into a new award covering shares of GCA common stock using a customary exchange ratio of the Merger Consideration to GCA’s stock price on the closing date of the Merger.

The closing of the Merger is subject to customary closing conditions, including but not limited to (a) the approval of the Merger by the shareholders of Multimedia Games, (b) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (c) the receipt of certain gaming regulatory approvals. Moreover, the obligations of GCA and Merger Sub, on the one hand, and Multimedia Games, on the other hand, to consummate the Merger are subject to certain other conditions, including without limitation (i) the accuracy of the other party’s representations and warranties (subject to materiality qualifiers), and (ii) the other party’s performance in all material respects of its obligations and covenants contained in the Merger Agreement. In addition, the obligations of GCA and Merger Sub to consummate the Merger are subject to the absence of any change, effect, development or circumstance since September 8, 2014 that, individually or in the aggregate, constitutes or is reasonably likely to constitute a Company Material Adverse Effect (as defined in the Merger Agreement). GCA is entitled to a 15-consecutive business day financing marketing period. Closing is not subject to any financing condition nor is it subject to a vote of GCA’s stockholders.

Under the Merger Agreement, Multimedia Games may not initiate, solicit or knowingly encourage or facilitate competing proposals or engage in any negotiations or discussions regarding alternative acquisition proposals. Notwithstanding this non-solicitation covenant, prior to obtaining the required shareholder approval for the Merger, Multimedia Games may under certain circumstances provide information to and participate in negotiations with third parties with respect to any unsolicited alternative acquisition proposal that the Multimedia Games board of directors has determined constitutes, or could reasonably be expected to result in, a “Superior Proposal” (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights for both GCA and Multimedia Games and further provides that, in connection with the termination of the Merger Agreement under specified circumstances, (a) GCA may be required to pay to Multimedia Games a termination fee of $50,000,000 if all of the conditions to closing have been met and the Merger is not consummated because of a breach by GCA’s lenders of their obligations to finance the transaction, and (b) Multimedia Games may be required to pay to GCA a termination fee of (i) $11.0 million if (A) Multimedia Games terminates the Merger Agreement on or prior October 8, 2014 to enter into a written definitive agreement for a Superior Proposal, or (B) GCA terminates the Merger Agreement on or prior to October 8, 2014 under specified circumstances following Multimedia Games’ receipt of an alternative acquisition proposal, or (ii) $32.5 million if Multimedia Games terminates the Merger Agreement after October 8, 2014 under specified circumstances, including, without limitation, a change in the recommendation of the Multimedia Games board of directors regarding the Merger or in connection with Multimedia Games’ termination of the Merger Agreement to enter into a written definitive agreement for a Superior Proposal.

The Merger Agreement contains customary representations, warranties and covenants by GCA, Merger Sub, and Multimedia Games, including (a) covenants generally requiring Multimedia Games to operate its business in the ordinary course prior to the closing, (b) covenants generally requiring the respective parties to use reasonable best efforts to cause the transaction to be consummated, and (c) subject to certain exceptions, covenants requiring Multimedia Games to call and hold a special shareholders’ meeting and recommend approval of the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated into this report by this reference.

Debt Commitment Letter

In connection with the Merger Agreement, GCA entered into a commitment letter, dated September 8, 2014 (the “Debt Commitment Letter”), with Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Deutsche Bank AG New York Branch (“DBNY”), and Deutsche Bank Securities Inc. (“DBSI” and together with Bank of America, Merrill Lynch, and DBNY, the “Commitment Parties”), pursuant to which the Commitment Parties have agreed to provide the financing necessary to fund the consideration to be paid pursuant to the terms of the Merger Agreement and refinance borrowings under GCA’s and Multimedia Games’ existing credit facilities (the “Debt Financing”).

The Debt Financing is anticipated to consist of borrowings by Global Cash Access, Inc., a Delaware corporation and a wholly owned subsidiary of GCA, and Multimedia Games (as the surviving corporation of the Merger and wholly owned subsidiary of GCA) under the following facilities:

•                  senior secured credit facilities in an aggregate principal amount of $850.0 million, comprised of a $800.0 million senior secured term loan and a $50.0 million senior secured revolving credit facility; and

•                  senior unsecured notes yielding $400.0 million in aggregate gross cash proceeds and/or, to the extent that the issuance of such notes yields less than $400.0 million in aggregate gross cash proceeds or such cash proceeds are otherwise unavailable, a senior unsecured bridge loan facility up to an aggregate principal amount of $400.0 million (less the cash proceeds received from the notes and available for use (if any)).

The funding of the Debt Financing is contingent on the satisfaction of certain conditions set forth in the Debt Commitment Letter.

The foregoing description of the Debt Commitment Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Debt Commitment Letter, a copy of which is filed herewith as Exhibit 10.1 and is incorporated into this report by this reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information with respect to GCA, Merger Sub or Multimedia Games. There are representations and warranties contained in the Merger Agreement which were made by the parties to each other as of specific dates. The assertions embodied in these representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Based upon the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in GCA’s public disclosures. Investors should read the Merger Agreement and Debt Commitment Letter together with the other information concerning GCA and Multimedia Games that each company publicly files in reports and statements with the U.S. Securities and Exchange Commission (the “SEC”).

Item 9.01. Financial Statements and Exhibits.

(d)

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of September 8, 2014, by and among GCA, Merger Sub and Multimedia Games
10.1	Commitment Letter, September 8, 2014, by and among GCA and the Commitment Parties

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: September 8, 2014

By:	/s/ Ram V. Chary
Ram V. Chary
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of September 8, 2014, by and among GCA, Merger Sub and Multimedia Games
10.1	Commitment Letter, September 8, 2014, by and among GCA and the Commitment Parties